Exhibit 5.1

                                       June 29, 1999


RFS Bancorp, Inc
310 Broadway
Revere, Massachusetts 02151



                 Re:  RFS Bancorp, Inc. 1999 Stock Option Plan
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                      RFS Bancorp, Inc. 1999 Recognition and Retention Plan
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Dear Sirs:

      We have acted as counsel for RFS Bancorp, Inc., a federally chartered corporation (the "Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 61,425 shares of its common stock, par value $.01 per share (the "Shares"), of which 43,875 shares are authorized but unissued shares ("Original Issue Shares") which have been reserved for issuance upon the exercise of options granted pursuant to the RFS Bancorp, Inc. 1999 Stock Option Plan and 17,550 shares are Original Issue Shares which have been reserved for the grant of restricted stock awards under the RFS Bancorp, Inc. 1999 Recognition and Retention Plan (collectively, the "Plans"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States of America.

      We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plans described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

      Based on the foregoing, we are of the opinion that the Original Issue Shares that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, such Original Issue Shares will be validly issued, fully paid and non-assessable.

      In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

      This opinion is given solely for the benefit of the Corporation and purchasers of Shares under the Plans, and no other person or entity is entitled to rely hereon without express written consent.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.


                                       Very truly yours,


                                       THACHER PROFFITT & WOOD


                                       By: /s/ Richard A. Schaberg
                                           --------------------------------
                                           Richard A. Schaberg